Exhibit 99.1

7000 Cardinal Place

Dublin, OH 43017

www.cardinalhealth.com

URGENT: FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola	Investors:	Bob Reflogal
	(614) 757-3690		(614) 757-7542
	jim.mazzola@cardinal.com		bob.reflogal@cardinal.com

CARDINAL HEALTH STATEMENT ON ALARIS PUMP MODULE WORLDWIDE VOLUNTARY RECALL

DUBLIN, Ohio, Dec. 20, 2007 — Cardinal Health today issued the following update to the company’s worldwide voluntary recall for its Alaris® Pump module:

On Nov. 5, 2007, Cardinal Health notified customers of a voluntary recall for all Alaris® Pump modules, model 8100 (formerly known as Medley™ Pump module), shipped prior to Sept. 27, 2007. Serial numbers for affected devices can be found at www.cardinalhealth.com/alaris/indexmodulealert.asp.

The reason for this recall is that the units may contain misassembled occluder springs (bent, broken, nested or missing). These conditions have occurred due to misassembly during manufacturing. Misassembled springs could lead to overinfusion that could result in serious adverse health consequences or death. Overinfusion may be difficult to detect because the misassembled springs can work intermittently, and there is no warning or notification of an overinfusion.

The company became aware of the issue from a review of customer complaints and service data. Cardinal Health has received one report of an injury and two reports of patient deaths associated with the use of this device. The deaths could not be confirmed by the respective hospitals or Cardinal Health as definitively caused by this issue.

Instructions to Customers

Any customer inquiries related to this action should be addressed to Cardinal Health’s customer service center at 1-800-625-6627, with representatives available 24 hours a day, seven days a week. Additional information about the voluntary recall can also be found at www.cardinalhealth.com/alaris/indexmodulealert.asp.

Cardinal Health will work with customers to minimize disruption while completing an inspection of the devices as quickly as possible at the company’s service facility and repairing those units with misassembled springs. This includes dispatching field teams to customer sites and using a loaner pool of temporary substitute Alaris pump modules with hospitals while their pumps are being inspected at Cardinal Health’s facility. Any devices found with misassembled springs will be repaired and then returned to the customer, along with their other devices that have passed inspection.

In the interim, the company has developed an occluder pressure test to provide customers a method to potentially identify affected devices prior to Cardinal Health’s inspection. The occluder pressure test

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Cardinal Health Statement on Alaris Pump Module Worldwide Voluntary Recall

may not be effective in detecting all misassembled occluder springs, and a further inspection by the company is required. This test method was posted as an updated service bulletin 528A at www.cardinalhealth.com/alaris/indexmodulealert.asp. Follow hospital protocol related to monitoring that your infusion pumps are functioning correctly during use.

Cardinal Health notified customers by registered letter, posted the customer letter on the Cardinal Health web site and set up a dedicated call center for customer support. The Food and Drug Administration (FDA) has also been apprised of this action. The voluntary recall covers Alaris® Pump modules that were distributed to 46 states, the District of Columbia, Canada, Guam, Puerto Rico and Saudi Arabia. There have been approximately 201,000 Alaris® Pump modules distributed worldwide that are affected by this recall. All units shipped after Sept. 27, 2007 have undergone a new inspection process to confirm correct assembly of the occluder springs, and therefore the company has not included these units as part of this recall. The company is working on product improvements to the pump to minimize the possibility for future misassembly of the springs.

Any adverse reactions experienced with the use of this product, and/or quality problems should also be reported to the FDA’s MedWatch Program by phone at 1-800-FDA-1088, by Fax at 1-800-FDA-0178, by mail at MedWatch, HF-2, FDA 5600 Fishers Lane, Rockville, MD 20852-9787, or on the MedWatch web site at www.fda.gov/medwatch.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is an $87 billion, global company serving the health-care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined™ electronic infection surveillance service, VIASYS® respiratory care products and the CareFusion™ patient identification system. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500 and No. 1 in its sector on Fortune’s ranking of Most Admired firms, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at www.cardinalhealth.com.

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This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: competitive pressures in its various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; uncertainties relating to timing of generic introductions and the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal and administrative proceedings; successful integration of Cardinal Health and VIASYS Healthcare and the ability to achieve synergies from the acquisition; and general economic and market conditions. This news release reflects management’s views as of Dec. 20, 2007. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.